EXHIBIT (a)(16)





                                  PRESS RELEASE

Wells Financial Corp.                        Contact: Lonnie R. Trasamar
Wells Federal Bank                                    President and
53 First Street, S.W.                                 Chief Executive Officer
Wells, Minnesota 56097                                (507) 553-3151

                                                      For Immediate Release
                                                      December 6, 2004

                              WELLS FINANCIAL CORP.
                        ANNOUNCES RESULTS OF TENDER OFFER

WELLS, MINNESOTA, December 6, 2004 -- Wells Financial Corp. (the "Company") (Nasdaq National Market "WEFC") President and Chief Executive Officer, Mr. Lonnie R. Trasamar, today announced that the Company's modified Dutch auction issuer tender offer, which commenced on September 28, 2004, expired at 5:00 p.m., New York City time, on Friday, December 3, 2004. Stockholders tendered 85,606 shares (including shares tendered pursuant to guarantees of delivery) or approximately 7.3% of the common shares outstanding. The purchase price will be $31.50 per share, and the Company will repurchase all of the shares tendered.

         Wells Financial Corp. is the holding company of Wells Federal Bank, a federally chartered savings bank headquartered in Wells, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward- looking statements. Wells Financial Corp. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.